Exhibit 10.17
SOMNIGROUP INTERNATIONAL INC.

Third Amended and Restated Annual Incentive Bonus Plan for Senior Executives
Terms and Conditions

Adopted: January 2, 2026

I.Compensation Philosophy

The intent of this Third Amended and Restated Annual Incentive Bonus Plan for Senior Executives (the “Incentive Plan”) of Somnigroup International Inc. (“Somnigroup” or the “Company”) is to provide highly competitive total cash compensation through an annual variable pay program that reflects the Company’s performance and the participant’s performance against goals and objectives.

Somnigroup’s compensation philosophy is to attract, motivate, retain and reward its management talent with base salary, annual incentive bonuses and equity compensation that competitively targets its market. Somnigroup’s compensation programs are designed to reward its management for strong company performance and successful execution of key business plans and strategies, based on Somnigroup’s and the senior manager’s achievement of pre-established performance targets. Somnigroup believes that its compensation philosophy aligns management incentives with the long-term interests of Somnigroup’s stockholders.

This Incentive Plan is an important variable component of the total compensation package for the Chief Executive Officer (“CEO”), Executive Vice Presidents (“EVPs”) and other senior managers of the Company and its Designated Business Units (defined below) who may be designated from time to time for participation in this Incentive Plan (collectively, the “Senior Executives”). Somnigroup believes that senior management who hold positions affording them the authority to make critical decisions affecting Somnigroup’s overall performance should have a material percentage of their annual compensation contingent upon the performance and, where appropriate, the performance of Somnigroup’s Designated Business Units.

II.Plan Overview

This Incentive Plan is a cash bonus plan for Senior Executives, designed to reward them for their roles in the achievement of Somnigroup’s annual goals, as established by the Board of Directors of the Company (the “Board”) or Human Resources/Capital and Talent Committee (“Committee”) of the Board. Incentive Plan awards are determined on an annual basis, based on whether and to what extent Somnigroup and its Designated Business Units achieve any applicable Company Goals (as defined below) and each participant achieves any applicable Individual Goals (as defined below) for the relevant Performance Period (as defined below). The annual incentive bonus is a lump-sum cash payment for each Senior Executive (the “Bonus”).

Administration. This Incentive Plan shall be administered by the Committee; provided, however, that except as specifically provided in the second paragraph under “Components of Bonus” below, at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under this Incentive Plan and when so acting shall have the benefit of all of the provisions of this Incentive Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee shall have the full power and authority to administer and interpret this Incentive Plan. All determinations by the Committee in administering and interpreting the provisions of this Incentive Plan shall be final, conclusive and binding on the Company, the Participants (as defined below) and all interested parties.

Exhibit 10.19
As used in this Incentive Plan, the term “Administrator” refers to either the Board or the Committee exercising its authority under this Incentive Plan as described above.

Performance Period. Unless otherwise determined by the Administrator with respect to any Target Bonus (as defined below), the Incentive Plan year runs from January 1 - December 31 (the “Performance Period”).

Participants. The CEO, the EVPs and other Senior Executives of the Company or its Designated Business Units designated from time to time by the Administrator (collectively, “Participants”) may be eligible to participate in this Incentive Plan.

Designated Business Units. The operations of the Company and its subsidiaries may be categorized into segmented business units based on business operations, geography and otherwise, e.g., Tempur Sealy International, Mattress Firm and Dreams (collectively, the “Designated Business Units”). The Administrator may authorize different bonus components for each Designated Business Unit.

Target Bonus. With respect to any Performance Period and any Senior Executive, the Administrator shall create a target Bonus for such Senior Executive, expressed as a percentage of such Senior Executive’s base salary (the “Target Bonus”).

Components of Bonus. Unless otherwise determined by the Administrator with respect to any Performance Period, each participant’s Target Bonus shall be comprised of one or more components, based on the achievement of Company-wide goals (the “Company Goals”) and/or on the achievement of individual goals created for any particular Senior Executive or group of Senior Executives (the “Individual Goals”). Any Company Goals component of the Bonus and any Individual Goals component of the Bonus may be established using a matrix to allow for maximum and minimum payments of the Target Bonus, depending on the level of specified factors for the applicable Performance Period, and may be established to be evaluated on a “constant currency” basis.

The Administrator shall have the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items in its determination of whether a Company Goal or Individual Goal has been satisfied.

In addition to establishing minimum Company Goals and Individual Goals below which no compensation shall be payable pursuant to an award, the Administrator, in its discretion, may (i) create a performance schedule under which an amount less than or more than the Target Bonus may be paid so long as the applicable goals have been achieved, (ii) establish additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Bonus, or (iii) reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon such factors or conditions that the Committee deems appropriate.

The purpose of any Company Goals component, represented by financial targets and other Company-wide performance metrics, and the purpose of the Individual Goals component, represented by the achievement of targets based on a specific segment, division or business unit or individual targets, are designed to focus the Senior Executives on behaviors that support the overall performance and success of the Company.

Exhibit 10.19
    Company Goals. The Company Goals component will be tied to Somnigroup’s achievement of specific financial targets and other Company-wide performance metrics, which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The determination of whether a Company Goals component of the Bonus has been met and to what degree will be based on the determination of the Administrator.

Individual Goals. Each year, individual incentive performance metrics and targets may be established as Individual Goals for one or more of the Senior Executives. Any Individual Goals component of a Target Bonus for a Senior Executive may be based on the performance of a segment, division or business unit, including a Designated Business Unit, or goals unique to the particular Senior Executive. The Individual Goals are expected to have a significant component based on the successful completion of individual objectives.

An Individual Goals component will target 100% payout of the applicable portion of the Target Bonus for the achievement of a Senior Executive’s Individual Goal or Goals. Payments can range from no bonus payment to more than 100% of the targeted Individual Goals component, based on individual performance. The determination of whether an Individual Goals component of the Bonus has been met and to what degree will be based on the subjective determination of the Administrator, and in exercising this discretion the Administrator will review each Senior Executive’s performance against individual objectives and the overall performance of the applicable Senior Executive within his or her specific area of responsibility.

Individual Goals specific to a Designated Business Unit may be applicable to Senior Executives of such Designated Business Unit, which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

III.Designation of Participants

For any Performance Period, the Administrator shall determine whether any senior managers other than the CEO and EVPs will participate in this Incentive Plan for that Performance Period, in which case any of these other senior managers will constitute “Senior Executives” under this Incentive Plan for that Performance Period. With respect to any other senior managers hired during the course of a fiscal year, the Administrator shall determine whether or not such senior manager shall participate in this Incentive Plan for such year. In the event that the Administrator does not decide that such newly-hired senior manager will participate in this Incentive Plan, such senior manager will not participate in the Incentive Plan for such Performance Period. In the event that the Administrator determines that a newly-hired senior manager will participate in this Incentive Plan for the remainder of the current Performance Period, the Administrator will promptly determine the terms of the Bonus for such Senior Executive, including with respect to the matters referred to in Section IV below.

Participation in this Incentive Plan in one year does not automatically guarantee participation in a future year. Compliance with all Somnigroup policies, guidelines and applicable laws is a prerequisite to receiving an award pursuant to this Incentive Plan.

IV.Creation of Bonus Terms for Any Fiscal Year

For any Performance Period, the Administrator shall determine the following for the Senior Executives participating in the Incentive Plan for that Performance Period:

•    the Target Bonus for such Senior Executive, expressed as a percentage of his or her base salary;

Exhibit 10.19

•    whether there will be Company Goals for the Performance Period, and the type of Company Goals that will apply;

•    for each Senior Executive, whether there will be Individual Goals for that Senior Executive;

•    the relative weighting between Company Goals and Individual Goals for any Senior Executive;

•    any maximum or minimum payout with respect to any of the Company Goals or Individual Goals; and

•    any other terms applicable to the Bonuses for any Senior Executives for that Performance Period.

V.Payment Criteria

Unless otherwise provided in any employment agreement between the Senior Executive and the Company or in the applicable terms for the Target Bonus or otherwise determined by the Administrator, a Participant must be employed by Somnigroup or one of its subsidiaries on the Bonus payment date with respect to the applicable Performance Period to be eligible to receive payment of a Bonus pursuant to this Incentive Plan.

Except as noted above, all Bonus payments will be based on a designated percentage of a Participant’s base salary. Bonus payments will be made by March 15 of the year following the Performance Period, and will be subject to all withholding required by applicable law and such other deductions as may be authorized by the Participant or as required by applicable law.

Nothing in this Incentive Plan guarantees any Bonus payment will be made to any individual. Receipt of a Bonus payment in one year does not guarantee eligibility in any future year.

VI.Termination, Suspension or Modification and Interpretation of this Incentive Plan

Somnigroup may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of this Incentive Plan at any time, with or without notice to Participants. Somnigroup reserves the exclusive right to determine eligibility to participate in this Incentive Plan and to interpret all applicable terms and conditions, including eligibility criteria.

VII.    Other

This document sets forth the terms of this Incentive Plan and is not intended to be a contract or employment agreement between any Participants and Somnigroup (or any of its subsidiaries). As applicable, it is understood that both any Participant and Somnigroup (or its subsidiary) have the right to terminate any Participant’s employment with Somnigroup (or such subsidiary) at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will”, subject to the terms of any employment agreement, if any.

This Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

Exhibit 10.19
To the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standard and/or (ii) any policy adopted by the Company, the Board or the Administrator, any awards granted under this Incentive Plan and amounts paid or payable pursuant to or with respect to such awards shall be subject to clawback to the extent necessary to comply with such laws and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of awards and amounts paid or payable pursuant to or with respect to such awards.

The benefits provided under this Incentive Plan are intended to be excepted from coverage under Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Incentive Plan to the contrary, if any benefit provided under this Incentive Plan is subject to the provisions of Section 409A and the regulations promulgated thereunder (and not excepted therefrom), the provisions of this Incentive Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409 (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event, however, shall the Administrator, the Board (or any member thereof) or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Incentive Plan to satisfy the requirements of Section 409A.

This Third Amended and Restated Annual Incentive Plan for Senior Executives amends and restates the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives originally adopted on May 8, 2015 (the “Prior Plan”). Any outstanding Target Bonuses created prior to the approval by the Board of this Incentive Plan will be governed by the Prior Plan.

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